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Exhibit 24.1

CONFIRMING STATEMENT

This statement confirms that the undersigned, Mark Shipley, has authorized and designated Seth Gelman, Jonathan C. Tyras and Waheed Olowa to execute and file on the undersigned behalf of all forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with U.S. Securities Exchange Commission as a result of the undersigned ownership of or transactions in securities of Helios Multi-Sector High Income Fund, Inc. (the Company). The authority of Seth Gelman, Jonathan C. Tyras and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Seth Gelman, Jonathan C. Tyras and Waheed Olowa are not assuming, nor is the aforementioned Company assuming, any of the undersigned responsibilities to comply with Section 16 of the Securities Exchange
Act of 1934.

Date:	June 13, 2011

/s/ Mark Shipley

Mark Shipley